Exhibit (a)(5)(xxii)

ICAHN HOLDS 33.9% OF LIONS GATE’S OUTSTANDING SHARES;

SUBSEQUENT OFFERING PERIOD ENDS

New York, New York, July 1, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn today announced that, as of last night’s expiration of the subsequent offering period with respect to the offer by his affiliated entities to purchase any and all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.00 per share in cash, an additional 2,433,074 shares were tendered into the offer. All of the shares tendered during the subsequent offering period were taken up and accepted for payment. Combined with the 15,593,104 shares taken up by Mr. Icahn’s affiliated entities during the initial offering period that ended on June 16, 2010, Mr. Icahn and his affiliated entities now beneficially own 40,003,367 Lions Gate common shares, representing approximately 33.9% of the shares outstanding.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.